Exhibit 5.2

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

March 18, 2005

Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, Pennsylvania 19462

                      Re:     Brandywine Realty Trust Executive Deferred Compensation Plan

Ladies and Gentlemen:

                      We have served as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”) and the filing of the Registration Statement with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to $7,000,000 of obligations (“Deferred Compensation Obligations”) which may be incurred by the Company pursuant to the Company’s Executive Deferred Compensation Plan (the “Plan”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

                      As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, and have made such additional assumptions as are set forth below.

                      The Plan document states that the Plan was established to permit eligible employees and Trustees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. The Plan is unfunded and states that it is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.  For the purpose of this opinion, we have assumed that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

                      By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond.  Accordingly, the Plan is an “employee pension benefit plan” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  However, as a Plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, the Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

                      The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

                      Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA.  Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

                      On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

                      This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law.  We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                      We hereby consent to the filing of this opinion and the use of the name of our firm therein as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

PEPPER HAMILTON LLP